Exhibit 99.1
Hillenbrand Industries Announces Formal Board Approval of Separation
by Means of Share Distribution and Details for Completion
•	Board sets record date of March 24, 2008

•	Share distribution date set for March 31, 2008

•	Shareholders vote approves Hillenbrand Industries name change to Hill-Rom Holdings, Inc., at separation; recently created Batesville Holdings will be re-named Hillenbrand, Inc., at separation

•	“Ex-Distribution” and “When Issued” Trading expected to commence March 19, 2008
BATESVILLE, Ind. March 17, 2008 — Hillenbrand Industries, Inc. (NYSE: HB) announced today that on March 14, 2008, its Board of Directors formally approved the previously announced tax-free spin-off of Batesville Holdings, Inc., to be the post separation holding company for the Batesville Casket funeral service business. The Board set a record date of March 24, 2008, and a distribution date of March 31, 2008 for the distribution by Hillenbrand Industries to its shareholders of all of the shares of Batesville Holdings.
In addition, Hillenbrand Industries’ shareholders approved, in a March 13, 2008, special meeting, the change of Hillenbrand Industries, Inc.’s name to Hill-Rom Holdings, Inc. at the time of the separation. At the same time, Batesville Holdings, Inc. will change its name to Hillenbrand, Inc. The new Hill-Rom Holdings will trade on the New York Stock Exchange (NYSE) under the ticker symbol HRC. The new Hillenbrand, Inc. will trade on the NYSE under the symbol HI.
After the close of business on the distribution date, shareholders of Hillenbrand Industries, Inc. at the close of business on the record date will receive one share of the new Hillenbrand, Inc. (Batesville Holdings) common stock for each share of Hillenbrand Industries common stock held by them on the record date. No action is required of Hillenbrand Industries shareholders to receive their shares in new Hillenbrand, Inc. Promptly following the record date, an information statement describing the business and management of Hillenbrand, Inc. (Batesville Holdings) and details regarding the distribution will be mailed to Hillenbrand Industries shareholders as of the record date.
“We are pleased to be completing these final steps toward the separation,” said Peter H. Soderberg, president and CEO of Hillenbrand Industries and Hill-Rom. “Our Board and our management believe that separation of the two companies is the best way to unlock value and allow each company to focus on accelerating growth in their respective industries.”
“Ex-Distribution” and “When Issued” public market announced
Hillenbrand Industries and Batesville Holdings have been advised that an “ex-distribution” public market for Hill-Rom Holdings common stock and a “when issued” public market for Hillenbrand, Inc. common stock will begin March 19, 2008, on the NYSE and continue through the distribution date. Shares of Hill-Rom Holdings common stock that trade in the “ex-distribution” market will trade without an entitlement to receive shares of Hillenbrand, Inc. (Batesville Holdings) common stock in the distribution. Hillenbrand Industries common stock will remain outstanding and will continue to trade “regular way” on the NYSE under the symbol “HB” until end of day March 31, 2008.

Beginning on April 1, 2008, and in connection with Hillenbrand Industries’ name change to Hill-Rom Holdings, Hillenbrand Industries will change its trading symbol from “HB” to “HRC”.
Any holder of Hillenbrand Industries common stock who sells shares of Hillenbrand Industries in the “regular way” market on or before the distribution date will also be selling the right to receive shares of Hillenbrand, Inc. (Batesville Holdings) common stock in the spin-off. Holders of Hillenbrand Industries common stock are encouraged to consult with their financial advisors regarding the specific implications of selling their common stock on or before the distribution date.
Currently, there is no public market for Hillenbrand, Inc. (Batesville Holdings) common stock. Hillenbrand Inc. common stock has been approved for listing on the NYSE under the symbol “HI.” The company anticipates that trading in Hillenbrand, Inc. common stock will commence on a “when issued” basis March 19, 2008. Trading on a “when issued” basis means that investors may purchase and sell shares of Hillenbrand, Inc. common stock up to and through the distribution date, but these transactions will not settle until after the distribution date.
On the first trading day following the distribution date, “when issued” trading will end and “regular way” trading will begin for Hillenbrand, Inc. common stock. Neither Hillenbrand Industries (Hill-Rom Holdings) nor Batesville Holdings (Hillenbrand, Inc.) can predict the trading price for their common stock before or following the distribution.
As previously announced, the separation remains subject to favorable market conditions, effectiveness of the Form 10 registration statement with the SEC, completion of necessary debt refinancing and other customary conditions. As previously disclosed, the company has already received a favorable tax ruling from the U.S. Internal Revenue Service (IRS). The Form 10 is expected to be declared effective later in the day on March 17, 2008.
The information statement is available on the SEC website at www.sec.gov and also can be viewed on the Hillenbrand website at www.hillenbrand.com.
ABOUT HILLENBRAND INDUSTRIES, INC.
Hillenbrand Industries is organized into two operating companies serving the health care and funeral services industries.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
Batesville Casket Company is a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing and other personalization and memorialization products.
Batesville Casket Company...helping families honor the lives of those they love.
www.hillenbrand.com